5-3.C

COMPANY:  Global Marine Inc. (the "Company")

ITEM:     Resolutions of the Board of Directors

SUBJECT:  Directors' Fees and Expense Reimbursement

DATE:     August 11, 1999


          RESOLVED that the resolutions of this Board of Directors adopted on August 5, 1997, relating to directors' fees and expense reimbursement be, and they hereby are, superseded in their entirety, and that the following resolutions be, and they hereby are, effective in their stead; and it was further

          RESOLVED that the fees payable to each director of the Company who is not an officer or employee of the Company be, and they hereby are, $8,000 per calendar quarter (payable with respect to each calendar quarter on the date of the first regular meeting of the Board of Directors during such calendar quarter), plus $1,000 for participation in each regular meeting of the Board of Directors, whether in person or by telephone, $1,000 for attendance at each of the Company's annual management conferences, $1,500 for attendance at each special meeting of the Board of Directors, $1,000 for participation by telephone in each special meeting of the Board of Directors, $1,000 for participation in each meeting of any Committee of the Board of Directors, whether in person or by telephone, and $1,000 per day for services performed in the capacity of a director on special assignment at the request of the Board of Directors or the Company's management; and it was further

          RESOLVED that, in addition to the fees authorized by the preceding resolution, each director of the Company who is a chairman of a Committee of the Board of Directors and is not an officer or employee of the Company be paid $1,000 per calendar quarter (payable with respect to each calendar quarter on the date of the first regular meeting of the Board of Directors during such calendar quarter); and it was further

          RESOLVED that each director of the Company who is not an officer or employee of the Company shall be reimbursed for all expenses incurred by such director in attending each annual management conference and each meeting of the Board of Directors of the Company including regular meetings, special meetings and meetings of any Committee of the Board of Directors, and in performing services in the capacity of a director on special assignment at the request of the Board of Directors or the Company's management, the reimbursement for such expenses to be paid upon receipt by the Company of an invoice or expense account covering such expenses; and it was further

          RESOLVED that the directors' fees and expense reimbursement authorized by the foregoing resolutions shall become effective on August 12, 1999, with the exception of the fee of $1,000 per day for services performed in the capacity of a director on special assignment at the request of the Board of Directors or the Company's management, which is effective as of May 7, 1999.